UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2007

VICTORY RENEWABLE FUELS, LLC
 (Exact name of registrant as specified in its charter)

Iowa	333-134257	20-2697625
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Hoogie Street Lester, Iowa	51242
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 200-0340

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement for Pre-Construction Services between Victory Renewable Fuels, LLC and Renewable Construction and Technology Group, LLC.

On March 31, 2007 Victory Renewable Fuels, LLC (the “Company”) and Renewable Construction and Technology Group, LLC (“REG”) entered into an Agreement for Pre-Construction Services (the “Agreement”). Pursuant to the terms of the Agreement, REG is to: (1) provide certain engineering services; (2) assist the Company with additional permitting; (3) establish final project specifications, contract documents and contract pricing; and (4) place orders and make down payments on long lead time equipment based upon the construction schedule and funds available for such expenses.

The Agreement provides that the Company shall pay REG the sum of $2,500,000 for such services. Said payment is to be made by the Company within two weeks of breaking escrow in the current general offering of the Company; however, such payment shall be made no later than May 31, 2007. The payment will be included in a final design-build contract price if such a contract is executed by the parties. The Company has the right to terminate the Agreement at any time upon providing written notice to REG. The Agreement will terminate if a final design-build contract is not executed by the parties within 30 days of the targeted field construction date.

In the event the Agreement is terminated and the final costs plus markup incurred by REG are less than $2,500,000, REG is required to refund to the Company the difference between the payment made by the Company and the final costs plus markup incurred. If the costs plus mark markup incurred by REG are in excess of the payment made to REG by the Company, REG shall bear sole responsibility for such costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY RENEWABLE FUELS, LLC

April 2, 2007	/s/ Allen L. Blauwet

Date	Allen L. Blauwet, Chairman, President, Director